Exhibit 4.12

HYPOTHEC ON MOVABLES

dated as of August 27, 2003

by

WATER PIK TECHNOLOGIES CANADA, INC.

as Grantor

in favour of

JPMORGAN CHASE BANK, TORONTO BRANCH

and

BANK ONE, NA, CANADA BRANCH

as Canadian Lenders

JPMORGAN CHASE BANK

BANK ONE, NA

PNC BANK, NATIONAL ASSOCIATION

and

UNION BANK OF CALIFORNIA, N.A.

as Lenders

and

JPMORGAN CHASE BANK, TORONTO BRANCH

as Canadian Agent

and

JPMORGAN CHASE BANK

as Administrative Agent

* * *

Canadian Obligations

* * *

HYPOTHEC ON MOVABLES

THIS HYPOTHEC ON MOVABLES dated as of August 27, 2003 is made by WATER PIK TECHNOLOGIES CANADA, INC. (the “Grantor”), a corporation incorporated under the laws of Canada, in favour of JPMORGAN CHASE BANK, TORONTO BRANCH, and BANK ONE, NA, CANADA BRANCH (individually, a “Canadian Lender” and collectively, the “Canadian Lenders”), JPMORGAN CHASE BANK, BANK ONE, NA, PNC BANK, NATIONAL ASSOCIATION, and UNION BANK OF CALIFORNIA, N.A., (individually, a “Lender” and collectively, the “Lenders”), and JPMORGAN CHASE BANK, TORONTO BRANCH (the “Canadian Agent”), as agent for the Canadian Lenders, and JPMORGAN CHASE BANK (the “Administrative Agent”), as agent for the Lenders.

RECITALS

A.  Pursuant to an Amended and Restated Revolving Credit Agreement (as amended, supplemented or restated from time to time, the “Credit Agreement”) dated as of August 27, 2003 among the Borrowers, the Canadian Lenders, the Lenders, the Canadian Agent, the Syndication Agent and the Administrative Agent, the Canadian Lenders and the Lenders agreed to make certain credit facilities available to the Borrowers upon the terms and subject to the conditions set forth therein.

B.  The Grantor is one of the Borrowers.

C.  Pursuant to the Credit Agreement the Grantor has agreed to grant security to the Secured Parties on certain of its assets.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1                                      Definitions

In this Hypothec, unless the context shall indicate otherwise, the following terms shall have the following meanings:

“Accounts” means all accounts maintained from time to time by the Grantor with any depositary, including any Secured Party, and all cheques, wire transfers, deposits and other items deposited into the Accounts.

“Administrative Agent” has the meaning ascribed thereto in the introductory paragraph to this Hypothec.

“Agents” means the Canadian Agent and the Administrative Agent.

“Canadian Agent” has the meaning ascribed thereto in the introductory paragraph to this Hypothec.

“Canadian Lenders” has the meaning ascribed thereto in the introductory paragraph to this Hypothec.

“Claims” means (i) any and all claims, advances, book debts, accounts receivable and any other amounts or Property now or hereafter owing to the Grantor by any person, either absolutely or conditionally, including all claims and indemnities payable under insurance policies covering the same, (ii) any and all Liens in support thereof, and (iii) any and all books, papers, invoices, notes and data files evidencing, recording or supporting the same.

“Credit Agreement” has the meaning ascribed thereto in Recital A to this Hypothec.

“Enterprise” has the meaning ascribed thereto in Article 1525 of the Civil Code of Québec.

“Excluded Interests” means any machinery, equipment, rolling stock, furniture or fixtures of the Grantor.

“Grantor” has the meaning ascribed thereto in the introductory paragraph to this Hypothec.

“Hypothecated Property” means any and all property, rights and interest, present and future, intended to be charged by the hypothecs created under Article 2 hereof, all substitutions and replacements thereof, all increases, additions and accessions thereto, all rights attaching thereto and all proceeds in any form derived directly or indirectly from any dealing with any of the foregoing or the proceeds therefrom.

“Intellectual Property” means the Enterprise of the Grantor and all of its trade names, trade marks, copyrights, designs, processes, know how, goodwill, licences, franchises, permits, quotas, patents and other rights of intellectual and industrial property of any nature and description, and all pending applications pertaining thereto.

“Inventory” means, regardless of the situs thereof at any particular time (i) all inventory of raw materials, goods in process, finished products and stock in trade of any nature and description, whether or not the same is held for let or hire, leasing, resale or otherwise, (ii) all goods and materials used in or procured for the packaging thereof, (iii) any such property held by third parties under let or hire, leasing, conditional sale, franchise, licence, consignment or other like contractual arrangements with its lawful owner, (iv) any such property sold by the Grantor and later taken back for any reason, and (v) all amounts and proceeds paid or payable to or for the account of the Grantor as a result of the sale, lease or other dealings with any of the foregoing.

“Lenders” has the meaning ascribed thereto in the introductory paragraph to this Hypothec.

“Secured Parties” means each Canadian Lender, the Canadian Agent, each Lender, and the Administrative Agent.

“Specifically Hypothecated Property” means any Hypothecated Property which, at any particular time and from time to time, is actually in existence.

“Tangible Property” means any of the Specifically Hypothecated Property which is corporeal.

Section 1.2                                      Credit Agreement Definitions

Subject to Section 1.1, capitalized terms used in this Hypothec, including the recitals hereto, shall have the meanings ascribed thereto in the Credit Agreement.

ARTICLE 2

HYPOTHECS

Section 2.1                                      Conventional Hypothec

As security for the full and final payment of the Canadian Obligations, the Grantor hereby hypothecates to and in favour of the Secured Parties to the extent of the sum of CDN$150,000,000, with interest thereon at the rate of 25% per annum, all of its movable property of every nature and description, corporeal and incorporeal, present and future, and wherever situate, including:

(i)                                     all of its Accounts;

(ii)                                  all of its Claims;

(iii)                               all of its Intellectual Property; and

(iv)                              all of its Inventory,

but excluding any Excluded Interests.

Section 2.2                                      Additional Hypothec

To guarantee the payment of all sums not secured by the principal hypothec created hereinabove, and in particular, interest due for the current and three preceding years, interest on the interest, and all other amounts expended by the Secured Parties to protect their hypothecary claim, including, but not limited to, insurance premiums, taxes, costs, and other accessories, an additional hypothec is created by the Grantor against the Hypothecated Property. Consequently, the Grantor hypothecates the Hypothecated Property in favour of the Secured Parties for an additional amount equal to CDN$15,000,000, together with interest thereon at a rate of 25% per annum calculated semi-annually and not in advance.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1                                      Representations and Warranties

The Grantor hereby represents and warrants that it carries on an Enterprise.

ARTICLE 4

COVENANTS

Section 4.1                                      Covenant

The Grantor covenants as follows:

(a)                                  The Grantor shall notify the Agents forthwith of the existence of any Claims which are subject to the Financial Administration Act (Canada).

(b)                                 The Grantor shall notify the Agents in writing not later than ten days after any of the Tangible Property is moved outside of the Province of Québec on a permanent basis.

(c)                                  The Grantor shall refrain from mixing or combining Tangible Property with other movable property belonging to third parties, or from transforming the same, except in the normal course of the Grantor’s Enterprise or unless consented to in writing by the Agents.

ARTICLE 5

SPECIAL PROVISIONS RELATIVE TO CLAIMS

Section 5.1                                      Authorization to Collect

The Secured Parties hereby authorize the Grantor to manage and collect the Claims in the ordinary course of its business. Such authorization may nevertheless be withdrawn by the Agents upon the occurrence of an Event of Default, whereupon the Agents shall be free to do in the name of the Secured Parties or in the name of the Grantor any of the following, without any interference or consent on the part of the Grantor and without being bound (to the fullest extent permitted by law) by the rules respecting the administration of the property of others:

(i)                                     collect the Claims and apply such proceeds (net of all collection costs and the reasonable remuneration of the Agents at the customary rates) against the Canadian Obligations in such manner as it shall deem appropriate;

(ii)                                   give valid acquittances for any sums paid by third party debtors at any time after as well as before the creation of this security, and unilaterally cause, with or without consideration, the cancellation or reduction of any lien securing the Claims or any part thereof; and

(iii)                                re-negotiate, terminate or novate the Claims in whole or in part upon such terms and conditions as it shall deem reasonable, take and give up security and generally exercise, but without any obligation to do so and at their entire discretion, all rights of the Grantor with respect to the Claims, it being understood that the Secured Parties are relieved of any obligation to inform the Grantor of any irregularity in the payment of any Claim and they shall incur no liability for any loss or damage which may result from the exercise of their rights except in the case of their own intentional or gross fault.

Section 5.2                                      Money Receive

Any amount received by the Grantor with respect to the Claims after a withdrawal of authorization as aforesaid shall be deemed so received as mandatory or depository of the Secured Parties and shall forthwith be remitted to the Agents without demand or notice, the whole without prejudice to the recourses of the Secured Parties against the third party debtors.

Section 5.3                                      Perfection of Hypothecary Rights

If any of the Claims are themselves secured by a lien or any other right susceptible of publication under the law, the Secured Parties shall have the right to accomplish, at the expense of the Grantor, all the formalities required to perfect against the third party debtors the hypothecary rights of the Secured Parties upon such Claims and accessories thereof.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.1                                      Event of Default

The hypothecary rights hereby constituted shall become enforceable upon the occurrence of an Event of Default.

ARTICLE 7

EXERCISE OF HYPOTHECARY RIGHTS

Section 7.1                                      Event of Default

Upon the occurrence of an Event of Default, the Grantor shall immediately lose the benefit of the term inasmuch as it could claim any such benefit, and the Secured Parties shall be entitled to terminate the Commitment in favour of the Grantor and demand from the Grantor the immediate payment of the Canadian Obligations or any part thereof and, failing receipt of such payment within the specified period, the Secured Parties shall have the right to request from the Grantor the voluntary surrender of the Specifically Hypothecated Property and the Grantor hereby undertakes to do so. The Grantor shall also execute any deed or document which may be necessary or useful to evidence such surrender or to give it full effect.

Section 7.2                                      Exercise of Hypothecary Rights

(a)                                  The Secured Parties shall not be bound to exercise the same hypothecary rights against all of the Hypothecated Property. Whatever hypothecary rights the Secured Parties elect to exercise, the provisions of this Section 7.2 shall apply:

(b)                                 The Secured Parties shall have the right, at the expense of the Grantor and in order to conserve or realize upon the Hypothecated Property:

(i)                                     to continue or terminate the use and operation of the Specifically Hypothecated Property including the processing and sale of the Inventory;

(ii)                                  to dispose of the Specifically Hypothecated Property which may perish or deteriorate rapidly;

(iii)                               to use any information obtained by reason of the exercise of their rights;

(iv)                              to perform any obligation or covenant of the Grantor; and

(v)                                 to exercise any right with respect to the Hypothecated Property.

(c)                                  The Secured Parties shall not be bound to make an inventory, to take out insurance or to furnish any security.

(d)                                 The Secured Parties may acquire directly or indirectly any of the Hypothecated Property.

(e)                                  The Secured Parties may from time to time in the course of the exercise of their rights, renounce, with or without consideration, any right of the Grantor.

(f)                                    The Secured Parties shall not be bound to make the Hypothecated Property productive or to conserve the same.

(g)                                 Should the Secured Parties at any time abandon the exercise of their rights, hypothecary or otherwise, against the Hypothecated Property, the Secured Parties may elect, at their option, to return to the Grantor without any representation or warranty, the Specifically Hypothecated Property which the Grantor had surrendered to the Secured Parties, or the remainder thereof if any, the whole without prejudice to their other rights and recourses.

(h)                                 The Secured Parties shall be deemed to have acted in the best interest of the Grantor and its successors if the Secured Parties have acted in accordance with their standard methods of assessing and managing financial risks in the ordinary course of their business.

Section 7.3                                      Taking in Payment

(a)                                  Where the Secured Parties exercise a right of taking in payment and the Grantor, inasmuch as it has the right to do so, requires that the Secured Parties sell the Hypothecated Property upon which such recourse was exercised, the Grantor acknowledges that the Secured Parties shall not be bound to abandon the right of taking in payment unless the Secured Parties have obtained, before the end of the period allowed for surrender (i) a satisfactory security guaranteeing that the sale will be made at a sufficiently high price to enable the Secured Parties’ claim to be paid in full, (ii) the full reimbursement of all costs thus incurred by them, and (iii) an advance of the funds needed for the sale of the said properties.

(b)                                 If the Secured Parties themselves sell the Specifically Hypothecated Property, they shall not be required to obtain any prior appraisal thereof.

(c)                                  The sale by the Secured Parties of the Specifically Hypothecated Property may be concluded by the Secured Parties without legal warranty or, at their option, without any warranty whatsoever.

ARTICLE 8

REDUCTION AND CANCELLATION

Section 8.1                                      Reduction and Cancellation

The Agents may, on behalf of the Secured Parties, consent to the reduction or cancellation of the security hereby constituted. However, the Agents shall not be bound to consent to any such reduction or cancellation unless and until the Secured Parties have received the full and final payment of all amounts hereby secured and there is no outstanding Commitment in favour of the Grantor. Any such reduction or cancellation shall be at the expense of the Grantor.

ARTICLE 9

MISCELANEOUS

Section 9.1                                      Conflict

In the event that any provisions of this Hypothec contradict or are otherwise incapable of being construed in conjunction with the provisions of the Credit Agreement, the provisions of the Credit Agreement shall prevail over those contained in this Hypothec and, in particular, if any act of the Grantor is expressly permitted under the Credit Agreement but is prohibited under this Hypothec, any such act shall be permitted under the Credit Agreement and shall be deemed to be permitted under this Hypothec.

Section 9.2                                      No Novation

This Hypothec does not operate novation and the security hereby constituted shall be in addition to any other guarantee or security which the Secured Parties may have from time to time.

Section 9.3                                      No Waiver

The Secured Parties may grant extensions, take and give up security, accept arrangements and otherwise deal with the Grantor or with any other party as the Secured Parties may see fit, the whole without prejudice to the Canadian Obligations or to any other right of the Secured Parties hereunder or otherwise. No failure or delay on the part of the Secured Parties in exercising any right hereunder shall operate as a waiver thereof nor shall any waiver be effective unless the same be in writing.

Section 9.4                                      Continuing Security

(a)                                  This Hypothec is a continuing security which will subsist notwithstanding any fluctuation of the amounts hereby secured. The Grantor shall be deemed to obligate itself again as provided in Article 2797 of the Civil Code of Québec with respect to any future obligation hereby secured.

(b)                                 The Agents and the other Secured Parties shall have the right, at the expense of the Grantor, to perform all acts and things and to execute all documents as may be necessary to ensure that this security remains effective and opposable to third parties, including the execution and filing of any forms required for the renewal hereof from time to time.

(c)                                  Any amount received by the Secured Parties in the exercise of their rights hereunder or under any law may, at their option, be retained by them as part of the Hypothecated Property, or may be applied by them towards the partial payment of the Canadian Obligations, even if not yet exigible, as the Secured Parties shall alone determine notwithstanding the rules governing the application of payments.

Section 9.5                                      Exercise of Rights by Secured Parties

(a)                                  The Secured Parties are not bound by any degree of care beyond a reasonable diligence in the exercise of their rights or in the performance of their duties, and they shall not be liable for any loss or damage resulting therefrom except as a result of their own intentional or gross fault.

(b)                                 The Secured Parties may delegate to any other Person the exercise of their rights or the performance of their duties hereunder and may provide such mandataries or agents with any information that the Secured Parties may possess with respect to the Grantor or the Hypothecated Property.

(c)                                  The property or sums of money received or held by the Secured Parties by reason of these presents may be invested by the Secured Parties in such manner as they shall deem appropriate without regard to rules governing the administration of the property of others.

(d)                                 Should the Secured Parties at any time consider that the location or the use of the Hypothecated Property requires the registration of this security, or the creation of similar security, under the laws of another jurisdiction, the Grantor shall forthwith at the request of the Agents execute the documents and accomplish the formalities necessary for such purpose.

(e)                                  The exercise by the Secured Parties of any of their rights shall not preclude them from exercising any other right under this Hypothec or the law; the rights and remedies of the Secured Parties shall be cumulative and are in addition to and not in substitution for any other rights or remedies. The non-exercise by the Secured Parties of any of their rights shall not constitute a waiver of any subsequent exercise of such right.

Section 9.6                                      Notices

Notices or other communications under or in connection with this Hypothec shall be given in accordance with Section 9.01 of the Credit Agreement, the provisions of which shall apply mutatis mutandis to this Hypothec as if set out in full herein.

Section 9.7                                      Interpretation

(a)                                  Any provision in this Hypothec held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Hypothec and the affect thereof shall be confined to the provision held to be invalid or illegal.

(b)                                 The headings, captions and arrangements used in this Hypothec are for convenience only and shall not affect the interpretation of this Hypothec.

(c)                                  Unless there is something in the context inconsistent therewith, words importing the singular shall include the plural and vice versa, and words importing the neuter gender shall include the masculine and feminine genders and viceversa.

Section 9.8                                      Acceptance by Canadian Lenders and Lenders

This Hypothec need not be signed for acceptance by the Canadian Lenders or the Lenders in order to be binding on the Grantor. Such acceptance by the Canadian Agent on behalf of the Canadian Lenders and by the Administrative Agent on behalf of the Lenders shall be sufficient and shall not be disputed by the Grantor.

Section 9.9                                      Language

The parties confirm their express wish that this Hypothec and all documents related thereto be drawn up in English. Les parties confirment leur volonté expresse de voir la présente hypothèque et tous les documents s’y rattachant être rédigés en anglais.

Section 9.10                                Governing law

This Hypothec shall be governed and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.  The Grantor irrevocably submits to the jurisdiction of the courts of the Province of Québec.  This submission to jurisdiction is for the benefit of the Secured Parties only.  As a result, the Secured Parties shall not be prevented from taking proceedings in any other courts with jurisdiction.

IN WITNESS WHEREOF the undersigned has caused this Hypothec to be executed by its duly authorized representatives as of the date first above mentioned.

WATER PIK TECHNOLOGIES CANADA, INC.
as Grantor

by:	/s/ VICTOR C. STREUFERT
Name:	Victor C. Streufert
Title:	Vice President - Finance

IN WITNESS WHEREOF the undersigned has caused this Hypothec to be executed by its duly authorized representatives as of the date first above mentioned.

JPMORGAN CHASE BANK, TORONTO BRANCH
as Canadian Agent

by:	/s/ CHRISTINE CHAN
Name:	Christine Chan
Title:	Vice President

IN WITNESS WHEREOF the undersigned has caused this Hypothec to be executed by its duly authorized representatives as of the date first above mentioned.

JPMORGAN CHASE BANK
as Administrative Agent

by:	/s/ DONNA DIFORIO
Name:	Donna DiForio
Title:	Vice President